EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Exhibit 21.1 – Subsidiaries of the Company

Mad Catz, Inc.

1328158 Ontario Inc.

Mad Catz Europe, Limited

Mad Catz Limited

Mad Catz Interactive Asia Limited

FX Unlimited Inc.

Mad Catz (Asia) Limited

Xencet USA, Inc.

Singapore Holdings Inc.